ENTREPRENEURSHARES SERIES TRUST
RULE 18f-3 MULTIPLE CLASS PLAN

on behalf of
EntrepreneurShares Global Fund

EntrepreneurShares Series Trust (the “Trust”), on behalf of its sole series, EntrepreneurShares Global Fund (the “Fund”), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares of the Fund.  A majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) (the “Independent Trustees”), has determined, in accordance with Rule 18f-3(d), that the following plan (the “Plan”) is in the best interests of each class individually and the Fund as a whole:

1.           Class Designation.  The Fund will offer three classes of shares to be known as Institutional Class shares, Retail Class shares and Class A shares (each, a “Class,” and collectively, the “Classes”).

2.           Class Characteristics.  Each Class will represent interests in the same portfolio of investments and will be identical in all respects to the other Classes, except as set forth below:

Retail Class. Retail Class shares may be offered through broker-dealers and financial institutions that hold Retail Class shares for the benefit of their customers, to individuals, institutions, employee benefit plans and individual retirement accounts not meeting the minimum investment requirements applicable to Institutional Class shares, and directly to individual investors by the Fund’s distributor.  Retail Class shareholders generally will have smaller accounts than holders of Institutional Class shares, are likely to engage in more frequent shareholder transactions and will require more shareholder services, to be provided by broker-dealers, other financial institutions and/or retirement plan administrators that hold Retail Class shares for the benefit of their customers, as well as by the Fund’s distributor and transfer agent.

Retail Class shares will be offered for sale at a price equal to the net asset value of such shares (as described in the Fund’s registration statement) without the imposition of a sales charge.  Retail Class shares will be subject to a distribution plan (the “Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act, which provides for an annual distribution fee of up to 0.25% of the average daily net assets of the Fund attributable to Retail Class shares, computed on an annual basis.  The Distribution Plan fees for Retail Class shares will be used to pay: (a) for services or expenses primarily intended to result in the sale of Retail Class shares; and (b) others who render assistance in distributing, promoting or providing shareholder services to holders of Retail Class shares of the Fund.

Institutional Class.   Institutional Class is the institutional class of shares.  Institutional Class shares will be offered for sale at a price equal to the net asset value of such shares (as described in the Fund’s registration statement) without the imposition of a sales charge.  Institutional Class shares will not be subject to a distribution plan pursuant to Rule 12b-1 under the 1940 Act.  Sales of Institutional Class shares generally will be subject to minimum initial and subsequent purchase amounts at a higher level than Retail Class shares or Class A shares.  The minimum initial and subsequent minimum investments will be specified from time to time in the Fund’s registration statement.

Class A.  Class A shares may be offered through broker-dealers and financial institutions that hold Class shares for the benefit of their customers, to individuals, institutions, employee benefit plans and individual retirement accounts not meeting the minimum investment requirements applicable to Institutional Class shares, and directly to individual investors by the Fund’s distributor.  Class A shareholders generally will have smaller accounts than holders of Institutional Class shares, are likely to engage in more frequent shareholder transactions and will require more shareholder services, to be provided by broker-dealers, other financial institutions and/or retirement plan administrators that hold Class A shares for the benefit of their customers, as well as by the Fund’s distributor and transfer agent.

Class A shares will be offered for sale at a price equal to the net asset value of such shares (as described in the Fund’s registration statement) plus a sales charge, as disclosed in the Fund’s registration statement.  Certain redemptions of Class A shares are subject to the imposition of a contingent deferred sales charge, as described in the Fund’s registration and subject to the conditions described therein.  Class A shares will be subject to a distribution plan (the “Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act, which provides for an annual distribution fee of up to 0.25% of the average daily net assets of the Fund attributable to Class A shares, computed on an annual basis.  The Distribution Plan fees for Class A shares will be used to pay: (a) for services or expenses primarily intended to result in the sale of Class A shares; and (b) others who render assistance in distributing, promoting or providing shareholder services to holders of Class A shares of the Fund.

3.           Expense Allocations.  Certain expenses may be attributable to a particular class of shares of the Fund (“Class Expenses”).  Class Expenses are charged directly to the net assets of the particular class and, thus are borne on a pro rata basis by the outstanding shares of that class.  Each class may pay a different amount of the following other expenses: (1) distribution and service fees; (2) transfer agent fees identified as being attributable to a specific class; (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, summary prospectuses, and proxy statements to current shareholders of a class; (4) Blue Sky registration fees incurred by a specific class of shares; (5) Securities and Exchange Commission registration fees incurred by a specific class of shares; (6) expenses of administrative personnel and services required to support the shareholders of a specific class; (7) trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares; (8) accounting expenses relating solely to a specific class of shares; (9) auditors’ fees, litigation expenses, and legal fees and expenses relating to a specific class of shares; and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific class of shares.  Income, realized and unrealized capital gains and losses, and expenses of the Fund not allocated to a particular Class will be allocated on the basis of the net asset value of each Class in relation to the net asset value of the Fund.  Notwithstanding the foregoing, a service provider for the Fund may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3 of the 1940 Act.

4.           Conversions.   Institutional Class shares held by a person that is not eligible to own such shares may be converted to Retail Class or Class A shares from time to time upon written instruction from the Fund to the Fund’s transfer agent, provided that: (1) the investor is given prior notice of the proposed conversion; and (2) the conversion is effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load, fee or other charge.  To the extent disclosed in the Fund’s registration statement, and subject to the conditions described therein, persons who hold Retail Class or Class A shares that are eligible to own Institutional Class shares may convert their shares into Institutional Class shares on the basis of the relative net asset values of the two Classes without the imposition of any sales load, fee or other charge, if such privilege is made available and is disclosed in the Fund’s registration statement.  Any such conversion will occur at the respective net asset values of the share Classes next calculated after the Fund’s receipt of the investor’s request in good order.

5.           General.  Shares of each Class will have equal voting rights and liquidation rights, and are voted in the aggregate and not exclusively by Class except in matters where a separate vote is required by the 1940 Act, or when the matter affects only the interest of a particular Class, such as each Class’s respective arrangements under Rule 18f-3 under the 1940 Act.  Each Class will have in all other respects the same rights and obligations as each other Class.  On an ongoing basis, the Board will monitor the Plan for any material conflicts among the interests of the Classes of shares.  The Board will take such action as is reasonably necessary to eliminate any conflict that develops.  The Fund’s investment adviser and distributor will be responsible for alerting the Board to any material conflicts that may arise.  Any material amendment to this Plan must be approved by a majority of the Board, including a majority of the Independent Trustees.  This Plan is qualified by and subject to the then-current registration statement of the Fund for the applicable Class, which contains additional information about that Class.

3